Exhibit 23.4

Consent of Cushman & Wakefield, Inc.

We consent to reference to our firm and to the use of our seven appraisals and related reports, dated February 2, 2006, relating to real estate owned by the Bus Companies in the Registration Statement (Form S-11 on Form S-4 No. 333-136110) of GTJ REIT, Inc. (the “Company”) for the registration of 15,564,454 shares of the Company’s common stock.

/s/ Phil Cadorette

Cushman & Wakefield, Inc.

New York, NY

November 17, 2006